Filed pursuant to Rule 424(b)(7)

File Number 333-69530

PROSPECTUS SUPPLEMENT NO. 2

(To Prospectus Dated November 1, 2001)

TiVo Inc.

Shares of Common Stock

This prospectus supplement relates to the resale by the selling securityholders of the shares of common stock, par value $.001 per share, of TiVo Inc. issuable upon exercise of the warrants.

This prospectus supplement should be read in conjunction with the prospectus dated November 1, 2001 and prospectus supplement no. 1 dated October 31, 2002.

The following table sets forth information with respect to the selling securityholders listed below shares of common stock previously issued to the selling securityholders upon exercise of five-year warrants beneficially owned by each selling securityholder that may be offered pursuant to this prospectus supplement and the accompanying prospectus (supplemented and amended). This table supplements the information included in the table appearing under the heading “Selling securityholders” in prospectus supplement no. 1. All information concerning beneficial ownership has been furnished by the selling securityholders.

Name	Number of Shares of Common Stock Issued upon Exercise of the Five-Year Warrants and Available for Resale Hereby(1)	Number of Shares of Common Stock Owned Prior to the Offering	% of Outstanding Shares of Common Stock Beneficially Owned Prior to Offering(2)	Shares of Common Stock Beneficially Owned After Completion of the Offering(3)
Whitebox Convertible Arbitrage Partners, L.P.(4)	78,620	78,620	*	—

Guggenheim Portfolio Company XXXI L.L.C.(4)	6,780	6,780	*	—

OTA L.L.C.(5)	50,000	50,000	*	—

*	Less than one percent.

(1)	Total shares of common stock issuable upon exercise of the five-year warrants listed in this table and in the table in prospectus supplement no. 1 under the heading “Selling securityholders” is more than 2,193,629 shares because certain of the selling securityholders may have sold, transferred or otherwise disposed of all or a portion of the shares issued or issuable upon exercise of the warrants in transactions exempt from the registration requirements of the Securities Act since the date on which they provided the information for inclusion in this table and the table included in prospectus supplement no. 1. The maximum shares of common stock issuable upon exercise of the warrants that may be sold under this prospectus supplement and the accompanying prospectus will not exceed 2,193,629 shares.

(2)	Calculated based on Rule 13d-3(d)(i) under the Securities Exchange Act of 1934, as amended, using 96,966,722 shares outstanding as of October 20, 2006.

(3)	Assumes that all of the common stock available for sale pursuant to this prospectus supplement and the accompanying prospectus (supplemented and amended) have been sold by the selling securityholders. Based upon this assumption, no selling securityholder will beneficially own greater than one percent of our common stock after completion of the offering.

(4)	Based on information, as of October 16, 2006, provided to us by such selling securityholder.

(5)	Based on information, as of October 17, 2006, provided to us by such selling securityholder.

The prospectus dated November 1, 2001, together with prospectus supplement no. 1 dated October 31, 2002 and this prospectus supplement no. 2, constitutes the prospectus required to be delivered by Section 5(b) of the Securities Act of 1933, as amended, with respect to offers and sales of the common stock issued upon exercise of the five-year warrants by the selling securityholders named in the table above. All references in the prospectus to “this prospectus” are hereby amended to read “this prospectus (as supplemented and amended).”

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 4 of the prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is October 24, 2006